Exhibit 99.1

Press Release

Release Date: October 9, 2013 at 5:15 p.m.	Contact:	Thomas A. Vento, President Joseph R. Corrato, Executive Vice President (215) 755-1500

PRUDENTIAL BANCORP, INC. ANNOUNCES COMPLETION OF SECOND STEP
CONVERSION AND $71.4 MILLION PUBLIC OFFERING

Philadelphia, Pennsylvania (October 9, 2013) –Prudential Bancorp, Inc. (“Prudential Bancorp-New”) (Nasdaq:PBIP), successor company to Prudential Bancorp, Inc. of Pennsylvania, announced today that it has completed the “second-step” conversion pursuant to which Prudential Bancorp-New has become the new holding company for Prudential Savings Bank (the “Bank”).

As a result of the conversion and stock offering, Prudential Mutual Holding Company and Prudential Bancorp, Inc. of Pennsylvania, the former “mid-tier” holding company of the Bank (the “Mid-Tier Holding Company”), have ceased to exist. As part of the conversion, each of the publicly held shares of Mid-Tier Holding Company common stock has been converted into the right to receive 0.9442 shares of Prudential Bancorp-New common stock, which will no longer trade on the Nasdaq Global Market. Shares of Prudential Bancorp-New common stock will begin trading on the Nasdaq Global Market on October 10, 2013 under the trading symbol “PBIP”.

A total of 7,141,602 shares of Prudential Bancorp-New common stock were sold in the subscription offering at $10.00 per share for gross proceeds of $71.4 million. Approximately 2,403,398 additional shares of Prudential Bancorp-New common stock will be issued in exchange for shares of Mid-Tier Holding Company common stock. Cash will be issued in lieu of fractional shares based on the offering price of $10.00 per share.  The total shares outstanding after the stock offering and the exchange are approximately 9,545,000 shares.

Stock certificates for shares purchased in the subscription offering are being mailed to subscribers.  Shareholders of the Mid-Tier Holding Company holding shares in street name or in book-entry form will receive shares of Prudential Bancorp-New directly through their accounts. Shareholders holding shares in certificated form will be mailed a letter of transmittal on or about October 11, 2013 and will receive their shares of Prudential Bancorp-New common stock and cash in lieu of fractional shares after returning their stock certificates and a properly completed letter of transmittal to Prudential Bancorp-New’s transfer agent.

The Bank’s employee stock ownership plan (“ESOP”), which was in the second priority category, did not receive any shares in the subscription offering.  The ESOP expects to purchase shares in the open-market.  The purchases by the ESOP, which will be up to 285,664 shares, will be made over time by the ESOP depending upon, among other things, market conditions.

Sandler O’Neill & Partners, L.P., managed the stock offering. Elias, Matz, Tiernan & Herrick L.L.P. acted as legal counsel to Prudential Bancorp-New.

Prudential Bancorp, Inc. is the holding company for Prudential Savings Bank. Prudential Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as six additional full-service branch offices, five of which are in Philadelphia and one of which is in Drexel Hill in Delaware County, Pennsylvania.

This news release contains certain forward-looking statements, including statements about anticipated future events.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Certain factors that could cause actual results to differ, include general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. We undertake no obligation to update any forward-looking statements.

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